SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CENTERSTATE BANKS, INC.

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CENTERSTATE BANKS, INC.

March 14, 2014

TO THE SHAREHOLDERS OF

CENTERSTATE BANKS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Banks, Inc. which will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 24, 2014 beginning at 10:00 a.m.

The accompanying notice of meeting and proxy statement more fully describe the business to be transacted at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by telephone or over the Internet or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting by telephone, over the Internet or by written proxy will assure your representation at the Annual Meeting regardless whether you attend in person.

We want to thank you for your support during the past year.

Sincerely,

/s/ Ernest S. Pinner

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CENTERSTATE BANKS, INC.

42745 U.S. HIGHWAY 27

DAVENPORT, FL 33837

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2014

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Banks, Inc. (“CenterState”) will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 24, 2014 beginning at 10:00 a.m. (“Annual Meeting”), for the following purposes:

1.	Elect Directors. To elect directors to serve until the Annual Meeting of Shareholders in 2015.

2.	Advisory Approval of Executive Compensation. To vote on an advisory resolution to approve the compensation of our Named Executive Officers.

3.	Ratify Appointment of Independent Auditors. To ratify the appointment of Crowe Horwath LLP as CenterState’s independent registered public accounting firm for the year ending December 31, 2014.

4.	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 28, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy to CenterState in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of CenterState an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting: This Proxy Statement and CenterState’s Annual Report on Form 10-K are available at www.proxyvote.com. Our Proxy Statement is attached to this Notice of Annual Meeting of Shareholders. The financial and other information concerning CenterState is contained in our Annual Report on Form 10-K for the year ended December 31, 2013. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you a full set of proxy materials, including a proxy card, or by notifying you of the availability of our proxy materials on the Internet. In accordance with the SEC rules, you may access our Proxy Statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Pinner

Ernest S. Pinner
March 14, 2014	Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY BY TELEPHONE, THE INTERNET OR BY SIGNING THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Please vote as promptly as possible by signing, dating and returning the Proxy Card

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANKS, INC.

TO BE HELD ON

APRIL 24, 2014

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of CenterState Banks, Inc. (“we,” “our,” “us,” “Company,” “CenterState,” or “CenterState Holding Company”) in connection with the solicitation of proxies by the Board of Directors of CenterState from holders of our outstanding shares of the $.01 par value common stock (“CenterState common stock”) for use at the Annual Meeting of Shareholders of CenterState to be held on Thursday, April 24, 2014, and at any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting is being held to (i) elect directors to serve until the Annual Meeting of Shareholders in 2015, (ii) vote on an advisory resolution to approve the compensation of our named executive officers, (iii) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014 and (iv) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 14, 2014, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 14, 2014.

Our principal executive office is located at 42745 U.S. Highway 27, Davenport, Florida 33837. Our telephone number at such office is (863) 419-7750.

Record Date and Outstanding Shares

Our Board of Directors has fixed the close of business on February 28, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of CenterState common stock at the close of business on such date will be entitled to vote at the Annual Meeting. At the close of business on such date, there were 35,405,907 shares of CenterState common stock outstanding and entitled to vote. We have approximately 1,053 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company, as of the record date.

Quorum and Voting Procedures

A quorum for the Annual Meeting consists of the holders of a majority of the outstanding votes entitled to be cast on a matter at the Annual Meeting, present in person or represented by proxy. The shares of common stock represented by properly executed proxies will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Holders of CenterState common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of CenterState common stock held of record at the close of business on February 28, 2014. The affirmative vote of the holders of a plurality of shares of CenterState common stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of directors. If a quorum is present, the advisory resolution to approve the compensation of our named executive officers (Proposal 2), and the ratification of the appointment of our independent registered public accounting firm (Proposal 3) will be approved if the votes cast favoring each such Proposal exceed the votes cast opposing the Proposal. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 1 or Proposal 2.

As we did in past years, we are again using the Notice and Access rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access to our proxy materials over the Internet instead of mailing a printed copy of the proxy materials to each shareholder. As a result, on or about March 14, 2014, we will mail to most shareholders only a Notice of Internet Availability of Proxy Materials (the “Notice”) that tells them how to access and review the information contained in the proxy materials over the Internet and how to vote their proxies by telephone or over the Internet. If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions for requesting printed copies included in the Notice.

If your shares are registered in your name, you may vote your shares by telephone, by Internet or by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the annual meeting. Execution of the proxy card or voting by telephone or by the Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by telephone or by the Internet, or by signing, dating and returning the voting instructions form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of CenterState common stock represented by a properly executed proxy, if such proxy is received prior to the vote at the Annual Meeting and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTERSTATE COMMON STOCK WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF CENTERSTATE OF THE NOMINEES LISTED BELOW, FOR APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Revocability of Proxies

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Secretary, (ii) properly submitting to our Secretary a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Ernest S. Pinner, Chairman, President and Chief Executive Officer.

Solicitation of Proxies

In addition to the solicitation by mail, our officers and employees and those of our subsidiaries, without additional compensation, may solicit proxies in favor of the proposals, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of our common stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual Meeting will be borne by us.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one-year term of office. Each of our directors serves for a term expiring at the next Annual Meeting of Shareholders, and until his successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting. The individuals nominated for election as directors at the Annual Meeting will serve for a one-year term expiring at the Annual Meeting of Shareholders in 2015.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The following tables set forth the name and age of each nominee or director continuing in office, a description of his position and offices with CenterState other than as a director, if any, and a description of his principal occupation and business experience during at least the last five years. As to our directors, the following also sets forth the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of CenterState. For information concerning compensation of directors, membership on committees of the Board of Directors, number of meetings held and director attendance history, see “DIRECTOR COMPENSATION.”

James H. Bingham, (Age: 65); Year first elected a Director: 1999;  Mr. Bingham is President of Concire Centers, Inc., a commercial real estate development company, and has been actively involved with the acquisition and development of commercial real estate throughout Florida throughout his career. Mr. Bingham was one of the original directors of the Company and has served as a director for over fourteen years. He also has twenty years experience as a director of CenterState Bank, N.A., one of our former subsidiary banks which was merged into our subsidiary bank. Mr. Bingham’s forty plus years of experience in the real estate business, from the perspective of both the borrower and lender, is a valuable resource and insight that is shared with the Board as it sets real estate lending strategy and policy.

G. Robert Blanchard, Jr., (Age: 50); Year first elected a Director: 2005;  Mr. Blanchard is Chairman and President of WRB Enterprises, Inc., a diversified holding company. Mr. Blanchard has served as a director of The Bank of Tampa, a $1 billion commercial bank in Tampa, Florida, since 1997. He has served as a director of the Company since 2005. He was a founding director of CenterState Bank of Florida, N.A., which the Company acquired in 2002. He also was a director of CenterState Bank, N.A. which was merged into our subsidiary bank in 2010. In addition to his many years experience as a director of various banks, Mr. Blanchard also contributes his organizational skills and experience from operating a variety of corporations.

C. Dennis Carlton, (Age: 61); Year first elected a Director: 2008;  Mr. Carlton is President and owner of Mid-State Realty Company (1975 – present) and a cattle rancher and citrus grower (1976 – present). He is also a director of Farm Credit of Central Florida, an active investor in the central Florida real estate industry, including citrus groves, land acquisition and development, office buildings and mini warehouses. Mr. Carlton was a founding director of Valrico State Bank, and has served as a director on its board for over twenty years.

Mr. Carlton is highly skilled and knowledgeable about real estate in central Florida and his insight and opinion regarding real estate values and operations is a valuable resource which is frequently used by the Board and the Company.

Michael F. Ciferri, (Age:64); First year Director nominee;   Mr. Ciferri, a West Point graduate, has enjoyed a successful 36 year business career starting and purchasing multiple businesses in the United States and the United Kingdom primarily focused on manufacturing, sales and real estate. He currently is President of several family businesses including a management company, a manufacturer’s representative company, a horse ranch and a liquid fertilizer manufacturer company. Mr. Ciferri was a founding director of Gulfstream Business Bank, serving as a director for 14 years and serving as the Chairman of Gulfstream’s holding company board for the past 10 years. He commenced serving as a director of CenterState and CenterState Bank of Florida, N.A. in 2014. He was also a past director of the Barnett Bank of the Treasure Coast. Mr. Ciferri’s extensive experience in strategic planning, identifying and evaluating businesses and business opportunities, and developing management teams is expected to be a valuable asset to the Company and the Board.

John C. Corbett, (Age: 45); Year first elected a Director: 2011;  Mr. Corbett is the Executive Vice President of the Company (2007 to present) and he is also the President, Chief Executive Officer and a Director of CenterState Bank of Florida, N.A., (2003 to present). Prior to becoming President and CEO he served as its Executive Vice President and Chief Credit Officer (2000 to 2003). Prior to joining CenterState Bank of Florida, N.A. in 1999, he worked with Mr. Pinner as Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Because of his leadership roles since the founding of the Company, he brings a strong historical perspective and working knowledge of our Company which the Board believes contributes considerable value as part of the Board’s deliberations and decision making process.

Griffin A. Greene, (Age: 55); Year first elected a Director: 2012;  Mr. Greene is President of Greene’s Citrus Management, Inc. and an officer or partner in numerous family owned citrus businesses including grove ownership, management and marketing of citrus. Mr. Greene served on the Board of Indian River National Bank from 1999 through 2004 and served as its Chairman from 2002 through 2004. Mr. Greene also served on the Board of Directors of Alabama National Bancorp from 2004 until it was acquired by RBC Bank in 2009. Mr. Greene also served on the Audit Committee of the Board and as the Audit Committee Chairman from 2006-2008. From 1995 to 1999 Mr. Greene served on the Governing Board of the St. Johns River Water Management District. Mr. Greene’s long tenure in banking as well as small businesses gives him insight into the lending relationship necessary for sound and effective lending. Mr. Greene is a graduate of the University of Florida.

Charles W. McPherson, (Age: 66); Year first elected a Director: 2012;  Mr. McPherson is a retired executive with thirty-seven years of experience as a senior level banking executive in Central Florida. Mr. McPherson served as Chairman, President and CEO of SunTrust Bank, Mid-Florida, a $1.5 billion bank with 26 branches in Central Florida between 1988 and 2008. Previously, he was the Chairman, President and CEO of Sun First National Bank of Polk County (1986 – 1988); Group President of Sun First National Bank of Polk County (1984 – 1986); Chairman, President and CEO of Flagship State Bank of Polk County (1979 – 1984); and Executive Vice President of Flagship Bank of Okeechobee (1974 – 1979). Mr. McPherson has served as a director of the Company’s subsidiary bank, CenterState Bank of Florida, N.A. since April 2011 and on the bank’s Trust committee. Mr. McPherson brings his lengthy and extensive experience and his historical and in-depth insight from both the perspective of our industry and its evolution, as well as from the perspective of the primary markets that the Company serves.

G. Tierso Nunez II, (Age 60); Year first elected a Director: 2004;  Mr. Nunez is a Certified Public Accountant and, since 1992, has served as President and owner of GT Nunez & Associates, P.A., a public accounting firm. Mr. Nunez has thirty six years of accounting and auditing experience, thirty two years of which he served as an independent auditor in the public accounting field, and two years he served as the Chief Financial Officer of a Florida banking institution. Mr. Nunez spent the first ten years of his career as an auditor with Coopers and Lybrand, now known as PricewaterhouseCoopers, of which three years were spent on a special assignment in the Firm’s National Office in New York City. Mr. Nunez has served as the designated financial expert on the

Company’s Audit Committee since 2004 and brings a wealth of experience both as a preparer and auditor of financial statements of public and private enterprises. In 2011, Mr. Nunez also assumed the role as Chairman of the Company’s Audit Committee.

Thomas E. Oakley, (Age 71); Year first elected a Director: 2002;  Mr. Oakley is President of Oakley Groves, Inc., an integrated citrus business including grove ownership, grove management and trucking company related to the distribution of citrus products. He was also a past director of Alico, Inc., a public company (agricultural and land management business) (1992 – 2005). Mr. Oakley has been a director of the Company since 2002, and was a founding director of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. Mr. Oakley serves on the Company’s compensation committee and chairs its nominating committee. Mr. Oakley energetically contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Ernest S. Pinner, (Age 66); Year first elected a Director: 2002;  Mr. Pinner is the Company’s Chairman of the Board, Chief Executive Officer and President. He has been actively involved in the banking business in Central Florida over the past forty years. Mr. Pinner is also the chairman of the Company’s subsidiary bank. He was the founding President and CEO of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. He was a director of CenterState Bank MidFlorida, N.A., which was acquired by the Company in 2006. Prior to joining the Company in 1999, he had a lengthy career with First Union Bank and was the area President and Senior Vice President of First Union National Bank between 1986 and 1999. Mr. Pinner brings a lifetime of banking experience at all levels of a financial institution (both regional and community banking) to the Board of Directors of CenterState.

William Knox Pou, Jr. (Age 57); Year first elected a Director: 2012;  Mr. Pou is the Executive Vice President of W.S. Badcock Corporation (dba Badcock Home Furniture & More) where he is responsible for the retail operations of stores in eight states throughout the southeastern United States. Mr. Pou has spent his entire adult life with this organization and has been involved in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores between 1979 and 1998 as an independent dealer. Mr. Pou is a director of CenterState Bank of Florida, N.A., the Company’s subsidiary bank, where he has served on several board committees. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form the Company. Mr. Pou’s value to the Board comes from his thirty plus years of experience and insight in consumer credit and collections as well as his experiences and skill operating multi-unit, multi-state operations. Mr. Pou is a graduate of Mercer University, Macon, Georgia.

Daniel R. Richey (Age 55); First year Director nominee;  Mr. Richey has been in the citrus business in Florida for the past 33 years. Mr. Richey is President and CEO of a large grapefruit packing company and exporter in Florida. He also operates a harvesting company and consulting company servicing the agricultural industry throughout the US. He was past Chairman of the Florida Citrus Commission, President and Chairman of the Indian River Citrus League, President of the Florida Citrus Packers and was selected by the U.S. Secretary of Agriculture in 2006 to serve on the Advisory Committee to the Secretary. Mr. Richey served on the Board of Directors of Indian River National Bank between 1996 and 2008 and of Gulfstream Business Bank between 2008 and 2014. He commenced serving as a director of CenterState and CenterState Bank of Florida, N.A. in 2014. Mr. Richey’s long and extensive experience in the agricultural business in Florida and recent experience as a bank board member at two local community banks is expected to add valuable insight to the Company and the Board.

Joshua A. Snively (Age 48); Year first elected a Director: 2012;  Mr. Snively is Executive Vice President of Chemistry Research of Flotek Industries, Inc. and President of its wholly owned subsidiary, Florida Chemical Company, Inc. Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and downhole drilling and production equipment. Flotek acquired Florida Chemical in 2013, a leading manufacturer and supplier of citrus oils to global markets. He has been with that company since 1995 and was instrumental in transforming the company from a family-owned and operated business to a professionally managed operation with an independent board of directors. Prior to joining Florida

Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively has been serving as a director of the Company’s subsidiary bank since January 2009. He is also the chairman of the subsidiary bank’s loan committee and also serves on the Company’s compensation committee. Mr. Snively’s commercial finance experience and his understanding of family owned businesses provides valuable insight to the Company as it develops its lending strategy and policy.

Director Independence

CenterState’s common stock is listed on the NASDAQ Global Select Market. NASDAQ requires that a majority of CenterState’s directors be “independent,” as defined by the NASDAQ’s rules. The Board of Directors has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the NASDAQ rules. The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that all 11 of our non-management directors are independent under the NASDAQ guidelines. As members of management, Messrs. Pinner and Corbett are not considered independent.

Board Leadership Structure and the Board’s Role in Risk Oversight

Currently, CenterState’s Chief Executive Officer also serves as its Chairman of the Board. The Board of Directors maintains flexibility with respect to combining or separating the positions of Chairman and Chief Executive Officer. The Board believes such flexibility permits CenterState to select the most qualified candidate for the position of Chairman, including a member of management, if the Board believes he or she will provide the most effective leadership for CenterState. Currently, CenterState does not have a “lead” independent director

The CenterState Board believes that its leadership structure does not affect its risk oversight. CenterState has been, and continues to be, a strong advocate of Board independence and has put into place measures to see that its directors provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, 11 of the 13 CenterState director nominees are independent under the NASDAQ guidelines. In addition, each of the Board’s major committees, including the Audit, Compensation, and Nominating Committees is comprised solely of independent directors. Also, CenterState’s non-management directors meet in executive session periodically without management in attendance. This means that oversight of critical matters such as the integrity of CenterState’s financial statements, executive compensation (including compensation of the executive officers), the selection of directors and the evaluation of the Board and key Committees is entrusted to independent directors.

Management is responsible for day-to-day management of the risks CenterState faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board manages its risk oversight function of CenterState as follows. First, the Audit Committee, whose members are independent as defined above, meet with management, internal audit and the Company’s independent auditors each quarter to review the earnings press release and Form 10-Q. They ask questions of management as well as the auditors. Each quarter, they have the opportunity to meet with the independent auditors privately, without management present. All of the Board members receive monthly written reports which include month to date and year to date financial metrics as well as credit metrics. The financial data is compared to the annual budget which is approved by the Board on an annual basis. Second, the Compensation Committee, whose members are also independent, has hired a professional compensation consultant, and has met with the consultant, with management present and without management present, and based on the reports of the consultant has determined that the Company’s compensation incentive programs do not encourage unnecessary risks that could threaten the value of the institution. Lastly, at the close of each Board of Directors meeting during the past year (excluding telephonic meetings) the directors have an opportunity to convene an executive session, in private, without any management present. The Board does not believe that CenterState’s compensation policies and practices encourage excessive or unnecessary risk-taking or are reasonably likely to result in a material adverse effect on CenterState.

Additional Corporate Governance Information and Code of Ethics

For additional information about our corporate governance, please refer to our website at www.centerstatebanks.com under Investor Relations/Governance Documents. Information available at this website includes our Code of Ethics and the charters of each of the committees of the Board. This information is also available in print, free of charge upon request addressed to: CenterState Banks, Inc., Attention: Chairman and Chief Executive Officer, 42745 U.S. Highway 27, Davenport, Florida 33837.

Information about the Board of Directors and Its Committees

Our Board of Directors held nine meetings during the year ended December 31, 2013, of which three were by telephone. See “DIRECTOR COMPENSATION” for a history of attendance by each director. Our Board of Directors appointed three committees during 2013. Certain information regarding the functions of these standing committees, their membership, and the number of meetings held during 2013 follows:

For information regarding our Nominating Committee, see “DIRECTOR COMPENSATION” and “NOMINATING COMMITTEE.”

For information regarding our Audit Committee, see “DIRECTOR COMPENSATION” and “AUDIT COMMITTEE REPORT.”

For information regarding our Compensation Committee, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” “DIRECTOR COMPENSATION” and “COMPENSATION COMMITTEE REPORT.”

We do not have a policy that requires directors to attend the Annual Meeting. All members of the Board attended last year’s Annual Meeting, and are expected to be present at our 2014 Annual Meeting.

Executive Officers

The following lists our executive officers, all positions held by them in CenterState, including the period each such position has been held, a brief account of their business experience during the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Ernest S. Pinner, (Age 66);  Chairman of CenterState Bank Central Florida, N.A. and CenterState Bank, N.A. (2002 to December 2010, at which time these two banks were merged into CenterState Bank of Florida, N.A.); Chairman of CenterState Bank of Florida, N.A. (2002 to present); Chairman of the Board (2004 to present), Chief Executive Officer and President (2002 to present) and Executive Vice President (2000 to 2001) of CenterState Holding Company; Director of Valrico State Bank (2007 through its June 2012 merger into CenterState Bank of Florida, N.A.); President and Chief Executive Officer of CenterState Bank of Florida N.A. (2000 to 2003); Chairman of CenterState Bank Mid Florida (2004 to 2007); Area President and Senior Vice President of First Union National Bank (1986 to 1999).

John C. Corbett, (Age 45);  Executive Vice President of CenterState Holding Company (2007 to present) and Director (2011 to present); President, Chief Executive Officer and Director of CenterState Bank of Florida, N.A. (2003 to present); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 to 2003); Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Mr. Corbett is the brother-in-law of Mr. Young, the Company’s Treasurer and the Executive Vice President and Chief Operating Officer of the Company’s subsidiary bank.

James J. Antal, (Age 62);  Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (November 1999 to present); self-employed certified public accountant (November 1998 to November 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (August 1992 to November 1998); Senior Vice President and Chief Financial Officer of Metropolitan Savings Bank of Cleveland (1984-1992); Auditor and consultant with Deloitte & Touche, LLP, Cleveland office (1981-1984).

Stephen D. Young, (Age 37);  Corporate Treasurer of CenterState Holding Company (May 2010 to present); Executive Vice President and Chief Operating Officer of CenterState Bank of Florida, N.A. (December 2010 to present); Executive Vice President and Chief Financial Officer of CenterState Bank of Florida, N.A. (2002 to 2010); and senior auditor with Deloitte & Touche LLP (1998 to 2001). Mr. Young is the brother-in-law of Mr. Corbett, the Company’s Executive Vice President and President and CEO of the Company’s subsidiary bank.

Daniel E. Bockhorst, (Age 50);  Corporate Chief Risk Officer (2010 to present) and Executive Vice President of subsidiary bank, CenterState Bank of Florida, N.A. effective December 2010. Director of special loans, Florida, for the Royal Bank of Canada, USA (2008-2010); Executive Vice President and Senior Lender for Indian River National Bank (2004-2008); Senior Vice President Commercial Lender, Fifth Third Bank (1986-2004).

Management and Principal Stock Ownership

The following sets forth, as of February 28, 2014, the stock ownership of each of our directors and nominees for directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on February 28, 2014 were: Wellington Management Co., LLP (5.76%), 75 State Street, Boston, MA 02109; Forest Hill Capital, LLC and Mark Lee (6.42%); and BlackRock, Inc. (5.33%), 40 East 52nd Street, New York, NY 10022.

In addition there were two shareholders who owned more than 5% of the outstanding shares of CenterState common stock on December 31, 2013 (when we had 30,112,475 outstanding shares), but due to the additional shares CenterState issued pursuant to its acquisition of Gulfstream Bancshares, Inc. on January 17, 2014, these two shareholders, based on their ownership on December 31, 2013 now appear to own less than 5% of the total common shares outstanding at February 28, 2014. These two shareholders were Heartland Advisors, Inc. (1,682,394 shares beneficially owned at December 31, 2013 as reported on their Form 13G), 789 North Water Street, Milwaukee, WI 53202; and, Basswood Capital Management, LLC (1,649,437 shares beneficially owned at December 31, 2013 as reported on their Form 13G), 645 Madison Avenue, 10th Floor, New York, NY 10022.

Director Nominees	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState common stock (a)
James H. Bingham	130,313 shares (e)	0.37%
G. Robert Blanchard, Jr.	322,678 shares (f)	0.91%
C. Dennis Carlton	165,734 shares (g)	0.47%
Michael F. Ciferri	300,512 shares (h)	0.85%
John C. Corbett	85,683 shares (i)	0.24%
Griffin A. Greene	53,943 shares (j)	0.15%
Charles W. McPherson	15,019 shares (k)	0.04%
G. Tierso Nunez II	22,159 shares (l)	0.06%
Thomas E. Oakley	216,238 shares (m)	0.61%
Ernest S. Pinner	292,799 shares (n)	0.82%
William K. Pou, Jr.	71,458 shares (o)	0.20%
Daniel R. Richey	37,487 shares (p)	0.11%
Joshua A. Snively	16,192 shares (q)	0.05%

Named Executives
Ernest S. Pinner	292,799 shares (n)	0.82%
John C. Corbett	85,683 shares (i)	0.24%
James J. Antal	74,137 shares (r)	0.21%
Stephen D. Young	44,000 shares (s)	0.12%
Daniel E. Bockhorst	18,934 shares (t)	0.05%

All Directors, Director Nominees and Executive
Officers as a group
(16 individuals)	1,867,286 shares	5.22%

Other 5% owners
Wellington Management Co., LLP (b)	2,039,484 shares (b)	5.76%
Forest Hill Capital, LLC (c)	2,274,000 shares (c)	6.42%
BlackRock, Inc. (d)	1,887,792 shares (d)	5.33%

(a)	Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from February 28, 2014. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(b)	Information is as of December 31, 2013 as reported by Wellington Management Co., LLP on its SEC Form 13G filing. Wellington Management Co., LLP is located at 75 State Street, Boston, MA 02109.

(c)	Information is as of December 31, 2013 as reported by Forest Hill Capital, LLC and Mark Lee on its SEC Form 13G filing. Forest Hill Capital, LLC is located at 100 Morgan Keegan Dr., Suite 430, Little Rock, Arkansas 72202.

(d)	Information is as of December 31, 2013 as reported by BlackRock, Inc. on its SEC Form 13G filing. BlackRock, Inc. is located at 40 East 52nd Street, New York, NY 10022.

(e)	James H. Bingham. The nature of his beneficial ownership is as follows: 46,934 shares are held by a trust he controls, 1,976 shares are owned jointly with his spouse, 484 shares are owned by his spouse, 3,512 shares are owned by a company he controls, 705 shares are owned by a dependent child, 70,702 shares are owned individually, including those held in his retirement account, and 6,000 shares represent presently exercisable options. (No shares are pledged as security.)

(f)	G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 7,644 shares are owned individually, 309,034 shares are owned by a corporation he controls and 6,000 shares represent presently exercisable options. (237,350 shares are pledged as security.)

(g)	C. Dennis Carlton. The nature of his beneficial ownership is as follows: 65,422 shares are held by several Trusts he controls, 99,312 shares are owned individually and 1,000 shares represent presently exercisable options. (99,312 shares are pledged as security.)

(h)	Michael F. Ciferri. The nature of his beneficial ownership is as follows: 102,531 shares are owned by a corporation or partnership he controls, 111,101 shares are owned individually and 86,880 shares are owned by his spouse. (No shares are pledged as security.)

(i)	John C. Corbett. The nature of his beneficial ownership is as follows: 4,490 shares are owned by his IRA account, 55,193 shares are owned individually and 26,000 shares represent presently exercisable options. (No shares are pledged as security.)

(j)	Griffin A. Greene. The nature of his beneficial ownership is as follows: 22,743 shares are held individually including an IRA and SEP, 21,350 shares are owned jointly with spouse and 9,850 shares are owned by a partnership he controls. (No shares are pledged as security.)

(k)	Charles W. McPherson. The nature of his beneficial ownership is 15,019 shares owned by a Trust he controls. (No shares are pledged as security.)

(l)	George Tierso Nunez II. The nature of his beneficial ownership is as follows: 16,159 shares are owned individually and within his IRA and 6,000 shares represent presently exercisable options. (No shares are pledged as security.)

(m)	Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a Trust he controls, 690 shares are owned by a dependent child, 900 shares are owned by his spouse, 55,382 shares are owned individually and 6,000 shares represent presently exercisable options. (139,648 shares are pledged as security.)

(n)	Ernest S. Pinner. The nature of his beneficial ownership is as follows: 66,799 shares are owned individually including amounts in his IRA and 226,000 shares represent presently exercisable options. (32,180 shares are pledged as security.)

(o)	William K. Pou, Jr. The nature of his beneficial ownership is as follows: 61,691 shares are owned jointly with his spouse and 9,767 shares are owned by a Trust he controls. (No shares are pledged as security.)

(p)	Daniel R. Richey. The nature of his beneficial ownership is as follows: 13,228 shares are owned by corporations he controls, 8,135 shares are owned by his IRA, 5,924 are owned jointly with his spouse and 10,200 shares represent presently exercisable options. (No shares are pledged as security.)

(q)	Joshua A. Snively. The nature of his beneficial ownership is as follows: all 7,692 shares are owned individually and 8,500 are owned joint with his spouse. (No shares are pledged as security.)

(r)	James J. Antal. The nature of his beneficial ownership is as follows: 14,153 are owned jointly with his spouse, 1,984 shares are owned individually and 58,000 shares represent presently exercisable options. (No shares are pledged as security.)

(s)	Stephen D. Young. The nature of his beneficial ownership is as follows: 22,000 shares are owned individually and 22,000 shares represent presently exercisable options. (11,600 shares are pledged as security.)

(t)	Daniel E. Bockhorst. The nature of his beneficial ownership is as follows: 8,500 shares are owned jointly with his spouse, 200 shares are owned by his spouse, 9,734 shares are owned by his IRA and 500 shares represent presently exercisable options (No shares are pledged as security.)

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Company Performance

In 2013, we reported net income of $12.2 million, or $0.41 per share compared to $9.9 million, or $0.33 per share earned in 2012, an increase of 24% on a per share basis. Our stock price also increased from $8.53 at the end of 2012 compared to $10.15 at the end of 2013, a 19% increase. The driving forces behind our current year earnings were higher net interest income as a result of higher yields on our FDIC covered loans and lower cost of funds, and continued improved credit metrics resulting in lower credit costs including lower loan loss provision expense as well as other credit related expense not including FDIC covered credit expenses which are 80% reimbursable from the FDIC.

As the economy and credit is improving our loan growth and lending activities have also improved. Our net loan growth in 2013, excluding FDIC covered loans, was 9.2% compared to 1.8% in the prior year. Our credit metrics also continue to improve. Our net charge-offs for 2013, excluding FDIC covered loans, was $4.9 million, the lowest since 2008 and a mere 11% of our historical peak charge-off year 2011 when our net charge-offs were $44.3 million. Our net charge-offs as a percentage of average loans outstanding, excluding FDIC covered loans, during 2013 was 0.42% compared to 0.93% in 2012, and 4.28% in our peak year.

Our net interest margin improved to 4.71% in 2013 compared to 4.24% in 2012 due primarily to increased yields on our FDIC covered loans and the decrease in our total interest bearing liabilities from year to year.

We did not close an acquisition during 2013, but performed due diligence on several potential targets and during the summer of 2013 we entered into a definitive agreement with Gulfstream Bancshares, Inc., our largest and most profitable and well run acquisition to date. The acquisition closed on January 17, 2014 at which time we acquired $378 million of loans, $479 million of deposits and four branch banking offices in Palm Beach, Martin and St. Lucie Counties in southeast Florida.

Summary of Key Compensation Decisions

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Chief Executive Officer Compensation: Mr. Pinner’s annual salary was increased from $350,000 to $375,000 effective July 1, 2013. This was the first time Mr. Pinner’s annual salary was adjusted since January 1, 2008. For 2013, Mr. Pinner was awarded an annual incentive equal to $194,482, of which 50% was paid in cash during the first quarter of 2014 and the remainder is a restricted stock award that will vest in two years subject to future credit quality levels and continued employment. The award was determined based on better than target levels of achievement for expense efficiency goals, better than threshold achievement but less than target achievement for both EPS and ROA, and less than threshold achievement for TBV goals.

•

Other Named Executive Officer Compensation: Messrs. Antal, Corbett, Young and Bockhorst each received an annual salary increase effective July 1, 2013. Mr. Antal’s annual salary increased from $202,000 to $233,000; Mr. Corbett’s increased from $298,000 to $313,000; Mr. Young’s increased from $195,000 to $205,000; and, Mr. Bockhorst’s increased from $185,000 to $190,000. For 2013, Messrs. Antal, Corbett, Young and Bockhorst were awarded an annual incentive equal to $102,720, $162,328, $69,035 and $63,983, respectively. Of these total awards, 50% was paid in cash during the first quarter of 2014 and the other 50% is a restricted stock award that will vest in two years subject to the same terms and conditions as described above for Mr. Pinner.

•

During 2013, Messrs. Antal and Bockhorst were awarded restricted stock grants for 10,000 and 5,000 shares of the Company’s common stock, respectively, vesting at a rate of 20% per year over a five year period.

•

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the approval of the compensation of our named executive officers (the “Say-on-Pay” vote) at our 2013 annual shareholders meeting. The results were that 89.4% of the shareholders who voted on our Say on Pay proposal voted in favor of it. The Committee considered this positive result as an affirmation of its compensation related policies and decisions.

For additional information regarding our risk management practices, including as to compensation, see “Compensation Risk Management” in this CD&A and “ELECTION OF DIRECTORS – Board Leadership Structure and the Board’s Role in Risk Oversight.”

Role of Executives in Setting Pay

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and shares with its members the basis for his recommendations. The Committee, at its discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO also presents incentive compensation payment recommendations for the Committee’s consideration. The Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Use of Compensation Consultants

We engaged the compensation consulting firm of McLagan, an Aon Hewitt company during 2013 to advise and assist the Compensation Committee on all its various responsibilities. McLagan assisted the Company with compensation needs during the course of 2013. McLagan reports to the Compensation Committee and the committee has full authority to manage any and all projects that McLagan performs for the Company.

McLagan was instructed by the Compensation Committee to provide the following services in 2013:

•	Assist the Company in its preparation of compensation disclosures as required under the SEC’s rules with respect to this proxy statement.

•	Revise the Company’s compensation peer group of publicly-traded financial institutions so that it is comparable to the Company in asset size (presented later in this analysis).

•

Review the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.

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Provide recommendations and observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group, including reviewing the performance based programs with respect to the cash incentive plan and make recommendations for the 2014 fiscal year plans.

•	Assist the Company in its annual risk assessment of all incentive compensation programs.

In 2013, the Compensation Committee reviewed its relationship with McLagan and Aon Hewitt. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934. The Committee determined that McLagan and Aon Hewitt’s work does not raise a conflict of interest.

Early in 2010, the Committee amended the Company’s Incentive Compensation Guidelines (“Guidelines”), based on recommendations from McLagan, to include a partial deferral of annual incentive compensation awards for a period of two years and make the potential payments contingent on the level of certain future credit metrics. For 2013, the Committee reaffirmed the use of the existing Guidelines, incorporated the use of restricted stock grants as the deferred portion of annual incentive compensation awards, and modified the goals for 2014, based on recommendations from McLagan. The Committee reviewed the CD&A with management and reviewed, discussed and analyzed each incentive compensation plan, including the 2014 goals, with the Company’s senior risk officer and McLagan, as well as senior management.

Compensation Benchmarking

The Committee takes into account a number of factors when determining pay levels for the Senior Executive Officers (“SEOs”), also referred to as Named Executive Officers. The Committee evaluates both quantitative factors of how the Company is performing, how the local markets in which we operate in are performing in the current economic environment, and market based compensation information as well as qualitative factors such as how the individual SEO is performing, internal pay equity, unusual or extraordinary events, etc. Specifically related to compensation, the Compensation Committee utilizes comparisons to our peers as a benchmark of the Company’s compensation to the peer group companies. We believe, however, that a benchmark should be just that – a point of reference for measurement – but not the sole factor for our executives’ compensation. Further, given the limitations associated with comparative pay information for setting individual executive compensation the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

The Compensation Committee established our current peer group of companies in 2013. With the assistance of our compensation consultant, the Committee reviews the composition of the peer group annually to ensure that companies are relevant for comparative purposes. During 2013, the peer group was formed based upon the following criteria: banks with assets from $1.3 billion to $3.9 billion; located in AL, AR, FL, GA, LA, MS, NC, SC, TN, TX, VA or WV; return on average equity (“ROAE”) greater than -25%, non-performing assets (“NPAs”) as a percent of total assets (“NPAs/Assets”) less than 7%, and a commercial loan portfolio as a percent of the total portfolio greater than 45%.

Note in the table below “LTM” denotes values as of the last twelve months. At September 30, 2013, CenterState’s NPAs exclude FDIC covered assets.

Company Name	State	Total Assets 9/30/13 ($000)	ROAE LTM(9/30/13) (%)	NPAs/Assets 9/30/13 (%)
Bank of the Ozarks Inc.	AR	4,706,465	15.78	0.47
Home BancShares Inc.	AR	4,161,306	13.43	1.92
Simmons First National Corp.	AR	3,441,709	6.74	1.22
ViewPoint Financial Group Inc	TX	3,383,607	6.57	0.70
First Bancorp	NC	3,172,440	-3.05	2.63
StellarOne Corp.	VA	3,082,227	5.77	1.57
BNC Bancorp	NC	2,968,709	7.11	2.17
Ameris Bancorp	GA	2,818,502	8.30	3.08
Cardinal Financial Corp.	VA	2,804,406	10.48	0.18
First Community Bancshares Inc	VA	2,652,651	7.36	1.65
State Bank Finl Corp.	GA	2,527,101	1.53	0.15
Capital City Bank Group Inc.	FL	2,514,472	2.05	5.78
Seacoast Banking Corp. of FL	FL	2,149,777	30.58	2.81
MidSouth Bancorp Inc.	LA	1,862,807	6.63	0.68
Yadkin Financial Corporation	NC	1,813,517	-5.48	2.03
Wilson Bank Holding Company	TN	1,732,489	8.44	1.49
1st United Bancorp Inc.	FL	1,715,921	2.53	2.14
Southeastern Bank Finl Corp.	GA	1,690,974	11.71	1.78
MetroCorp Bancshares Inc.	TX	1,634,449	6.79	1.52
First Guaranty Bancshares Inc.	LA	1,424,548	7.19	1.91
American National Bankshares	VA	1,324,185	10.06	0.75
CenterState Banks	FL	2,336,021	4.64	1.12

When making compensation determinations for the Company’s named executives, the Compensation Committee focuses on total compensation that is generally competitive with the 50th percentile of the market at target levels of performance. For our CEO, at target performance for the Company in 2013, 40.1% of his total compensation is in the form of fixed base salary, 26.7% is in the form of variable performance-based compensation and 33.2% is in the form of other perquisites and benefits. At target performance our CEO’s compensation is at the 66th percentile of the market.

Compensation Components

Our compensation plan for the SEOs includes base salary, cash and restricted stock awards based on short-term annual incentives, long-term incentives, employment agreements, split dollar agreements and deferred compensation arrangements. This section describes each component’s design and intent.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use the proxy peer group supplemented by published industry surveys as our guide to determine various salary ranges. Base salaries for the named SEOs were reviewed and adjusted effective with the first day of July each year. Effective July 1, 2013, Mr. Pinner’s annual base salary was increased from $350,000 to $375,000; Mr. Antal’s increased from $202,000 to $233,000; Mr. Corbett’s increased from $298,000 to $313,000; Mr. Young increased from $195,000 to $205,000; and, Mr. Bockhorst increased from $185,000 to $190,000. Salary increases were due to superior performance of the executive, overall relative results of the Company and peer group analysis.

Annual Incentives. For the year 2013, our SEOs could have received annual bonus awards determined by formulas that are correlated to: (1) the Company’s operating earnings per share of common stock; (2) efficiency ratio; (3) earnings, in terms of operating return on average assets (“ROA”); and (4) tangible common equity per common share outstanding (i.e. TBV per share). We use these metrics in terms of the performance of our consolidated Company with regard to the performance of our SEOs. Each of these metrics is weighted in terms of a percentage of the SEO’s total award, as summarized in the box below.

	operating EPS Goal	Efficiency Ratio Goal	operating ROA Goal	TBV per share Goal	Total
Pinner	35%	35%	20%	10%	100%
Antal	35%	35%	20%	10%	100%
Corbett	35%	35%	20%	10%	100%
Young	35%	35%	20%	10%	100%
Bockhorst	35%	35%	20%	10%	100%

Our year 2013 operating EPS, Efficiency Ratio, operating ROA and TBV per share thresholds, targets and maximums along with results for 2013 are listed in the box below.

	Year 2013 Threshold	Year 2013 Target	Year 2013 Maximum	Year 2013 Results
Operating EPS (1)	$0.33	$0.46	$0.58	$0.42
Efficiency Ratio (2)	76.5%	75.5%	69%	73.7%
Operating ROA (3)	0.40%	0.59%	0.74%	0.53%
TBV per share (4)	$7.65	$7.82	$7.94	$7.38

(1) Operating EPS means consolidated diluted earnings per share for the year 2013 calculated pursuant to GAAP as shown in our audited financial statements for the year ended December 31, 2013, excluding merger related expenses.

(2) For the purposes of this metric, Efficiency Ratio means (a) divided by (b) where (a) is equal to the total of tax equivalent net interest income plus non-interest income (excluding gains on security sales, FDIC indemnification income, correspondent income and other nonrecurring income), and (b) is equal to non-interest expense (excluding intangible amortization, credit costs, correspondent expenses fully allocated and other nonrecurring expenses).

(3) Operating ROA is equal to the Company’s consolidated net income excluding merger related expenses divided by consolidated average assets for the year 2013.

(4) Tangible Book Value (“TBV”) per share means consolidated tangible common equity at December 31, 2013 divided by total common shares outstanding at December 31, 2013.

Our SEO threshold, target and maximum incentive awards for 2013 are listed in the box below, along with the actual awards for 2013.

	2013 Payout Opportunity						2013 Award
	Threshold		Target $	Target % of Salary	Max $	Max % of Salary	Total Award	Total Award % of Salary	Current Cash Payment (1)	Restricted Stock Awards (2)
Pinner	$	---	$250,125	66.7%	$375,000	100.0%	$194,482	52%	$97,241	$97,241
Antal	$	---	$132,111	56.7%	$198,050	85.0%	$102,720	44%	$51,360	$51,360
Corbett	$	---	$208,771	66.7%	$313,000	100.0%	$162,328	52%	$81,164	$81,164
Young	$	---	$88,765	43.3%	$133,250	65.0%	$69,035	34%	$34,517	$34,517
Bockhorst	$	---	$82,270	43.3%	$123,500	65.0%	$63,983	34%	$31,992	$31,992

Note 1: Cash portion of the 2013 award paid to SEOs during the first quarter of 2014.

Note 2: Portion of the 2013 award paid in form of restricted shares of stock that will vest subsequent to December 31, 2015 subject to certain terms and conditions described below.

As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before any payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

Fifty percent of our SEOs 2013 incentive compensation awards were paid in cash during the first quarter of 2014. The other 50% was converted to restricted stock awards granted during the first quarter of 2014 based on the average closing price of the Company’s common stock as reported by NASDAQ during an 11 trading day period that included five days before and five days after the last trading day of 2013. The shares will vest as soon as practical after December 31, 2015 but not later than March 31, 2016 subject to the following contingencies.

First, the SEO must remain employed over the full two year period. Otherwise the restricted stock award is forfeited, unless the Compensation Committee, in its sole discretion, waives the employment period requirement. For example, the Committee may waive the requirement in case of disability or retirement. However, the waiver is at the sole discretion of the Committee. In addition, the restricted stock award will vest immediately upon death or change in control.

Second, the restricted stock award is subject to a two-step credit gate. If the Company’s NPA ratio (defined as non-performing assets divided by the sum of loans plus OREO plus ORA, and excluding assets currently covered by FDIC loss share agreements or previously been covered by FDIC loss share agreements but are no longer covered due to the expiration of the loss share term) is less than 1% at December 31, 2015, then the restricted shares are issued without any reduction. If the Company’s ratio is greater than 1% at that date, then the Company eight quarter average NPA ratio (as defined above) is compared to the average NPA ratio of the Company’s peer group, as defined by the Compensation Committee. If the Company’s ratio falls within the top 40% of the peer group (i.e. those with the lowest NPA ratios), then the total number of restricted shares of stock are issued. If the Company’s ratio falls within the bottom 40% of the peer group (i.e. those with the highest NPA ratios), then no shares are issued. If the Company’s ratio is between this range, the number of shares awarded are reduced on a pro-rata basis.

In addition to the credit metric requirements discussed above, other trigger events that would preclude the payment of an annual incentive award are: (1) regulatory action that prevents the Company or the subsidiary bank from paying any dividends or any other restrictive measure as decided by the Compensation Committee; and (2) failure to maintain well-capitalized status with regard to Tier 1 risk based capital and Tier 1 leverage ratios. Beginning in 2012, all new bonus and incentive payments to our SEOs, as well as certain other senior officers, are subject to claw back provisions such that the SEO will return to the Company any bonus or incentive compensation paid to him by the Company if such bonus or incentive compensation payment is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Stock Based Compensation. Our Compensation Committee and/or Board of Directors may award incentive stock options (“ISOs”) and restricted stock grants. Generally these awards are granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These stock based awards generally have ten-year lives with vesting periods ranging from three to ten years. We believe larger grants with longer vesting periods are a better tool to help us tie our executives to us and discourage our competitors from recruiting our best talent. We also believe that by granting long-term stock based awards to our executives, it better aligns the interest of the executives with the interest of our shareholders. Stock based compensation received by each named executive was determined by the Committee based solely on its judgment and discretion. The Compensation Committee, in its discretion, awarded restricted stock grants on July 18, 2013 to Messrs. Antal and Bockhorst for 10,000 and 5,000 shares of the Company’s common stock, respectively. The awards vest at a rate of 20% per year over a five year period. No other equity based compensation was awarded to any of our SEOs during 2013.

Employment Agreements. Each of our named SEOs, except for Mr. Bockhorst has an employment agreement. On July 13, 2010, we entered into employment agreements with Messrs. Corbett, Antal, and Young.

Mr. Corbett’s and Mr. Antal’s agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s agreement was filed as Exhibit 10.14 to our Form 10-K filed March 7, 2011. On February 11, 2011, we entered into an employment agreement with Mr. Pinner, which was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011. The agreements provide for the following:

•

Term of Employment. Each employment agreement has a term of employment of three years from the effective date of the agreement. On the first anniversary date of the effective date and on each anniversary thereafter, the agreement is automatically extended for one additional year unless the Board of Directors or executive determines not to extend the term.

•

Reimbursement of Business Expenses and Fringe Benefits. Subject to guidelines issued from time to time by the Company, the SEO is entitled to reimbursement for all reasonable business expenses incurred performing his duties and obligations, including but not limited to reasonable business travel and entertainment expenses, including country club memberships, and reasonable expenses for attendance at periodic industry and trade association meetings and conferences.

•	Vacation and sick leave. The SEO is entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Company.

•	Employee Benefit Plans. The SEO s entitled to participate in the employee benefit plans presently in effect or as these plans may be modified or added from time to time.

•

Disability Insurance. The Company will reimburse the SEO (except for Mr. Pinner) the cost to purchase and maintain disability insurance coverage providing a monthly disability benefit to age 65 not to exceed the lesser of (x) 60% of base salary or (y) $25,000. The amount reimbursed by the Company will be grossed up to compensate the SEO for related Federal and State income taxes imposed on the SEO as a result of the reimbursement.

•	Incentive Bonus Plans. The SEO is entitled to participate in the incentive bonus plans, applicable to his employment position, in accordance with policies and procedures established from time to time.

•

Severance and Change in Control payments. If the SEO voluntarily terminates employement with good reason or is involuntarily terminated without cause, he will be entitled to a lump sum cash payment equal to one times (two times in the case of Mr. Pinner) the highest annual compensation as reported on the SEO’s Form W-2 over the three-year period immediately preceding the year in which notice of employment termination is given, pursuant to the terms of the Agreement. If a change in control occurs during the term of the Agreement, the SEO will be entitled to a cash payment equal to two and one half times (three times in the case of Messrs. Corbett and Young) the highest annual compensation as reported on the SEO’s Form W-2 over the three-year period immediately preceding the year in which the change in control occurs. In addition, if the payment imposes any excise tax on the SEO under Sections 280G and 4999 of the Internal Revenue Code of 1986, then the Company is required to make an additional payment equal to the excise tax payable by the SEO plus an amount necessary to provide the excise tax payment net of all income, payroll and excise taxes that would otherwise be incurred by the SEO.

•

Non-Compete and Non-Solicitation. The SEOs are prohibited from competing with or soliciting business relationships or soliciting Company employees for a period of one year subsequent to termination, except following a change in control.

See the discussion entitled “Potential Payments upon Termination or Change in Control” under “Executive Compensation” which provides the amount of compensation each SEO would receive under various termination events based upon the employment agreements.

Split Dollar Agreements. Each of our named executives, except for Mr. Bockhorst, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds (as defined in the Agreement). If death occurred at December 31, 2013, the amount each SEO’s beneficiary would be entitled to receive is $210,082, $77,311, $78,516 and $71,436 in the case of Messrs. Pinner, Antal, Corbett and Young, respectively. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to 10% of the Net Death Proceeds. We believe this is another way of helping to retaining our executives. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006.

Deferred Compensation Agreements. During 2010, each SEO, except Mr. Pinner and Mr. Bockhorst, entered into a Supplemental Executive Retirement Plan (“SERP”) with the Company. Mr. Pinner entered into a similar agreement in December 2008. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal, and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young, and 20% in the case of Mr. Antal. Mr. Pinner’s annual benefit is $150,000. See the discussion entitled “Pension Benefits” which provides a description and the potential amount of retirement benefits each SEO would receive under various termination events based upon the SERP agreements. The agreements include one year non-compete and non-solicitation restrictions, except following a change in control.

Compensation Risk Management

Background: The Company’s Compensation Committee completed a review of all incentive plans (defined broadly as cash plans, equity plans, employment agreements and executive benefits plans) in place during fiscal year 2013 that apply throughout the Company. The assessment of the incentive plans was performed by the Company’s senior risk officer and entailed discussions of each plan’s design and operation. The assessment followed the parameters of the Guidance on Sound Incentive Compensation Policies finalized in 2010 that apply to all banking organizations.

Major categories included compensation program administration, overall compensation structure, general incentive plan design and payout curves, performance metrics, equity compensation, and termination provisions.

Conclusion: The purpose of this review was to determine whether the risks related to the design and operation of these plans, if present, are reasonably likely to have a material adverse effect on the Company. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. The various factors which support this conclusion include:

•	The oversight of the executive incentive plan and long-term incentive plan by the Compensation Committee of the Board of Directors;

•	Management oversight of key plans and programs, including approving target level payouts, setting financial and operating goals, and approving payouts;

•	Vesting and stock holding requirements which encourage a long-term perspective among participants;

•	A preference for performance measures which result in payments only upon achievement of ultimate financial results; and

•	Centralized administration and oversight of plans and programs.

Summary Compensation Table

The table below summarizes the compensation for our Principal Executive Officer, our Principal Financial Officer and our three other highest paid executive officers for the years presented, collectively our Named Senior Executive Officers, or SEOs. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation. In the table directly below, equity and cash awards are shown in their entirety in the year the award related to, even if it does not vest for a lengthy period of time and/or if it is conditional upon certain events and or criteria.

name and principal position	year	salary ($)	bonus ($)	stock awards ($)	option awards ($)	non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	all other compensation ($)	Total ($)
Ernest S. Pinner,	2013	$362,500	$97,241	$12,900 (8)	---	$108,123 (6)	$273,237 (7)	$24,543	$878,544
Principal Executive	2012	$350,000	$108,123	$6,200 (8)	---	$206,967 (5)	$259,576 (7)	$27,161	$958,027
Officer, Chairman,	2011	$350,000	$103,483	---	---	$16,900 (4)	$244,547 (7)	$29,240	$744,170
President, and Chief
Executive Officer
James J. Antal,	2013	$217,500	$51,360	$102,200 (2)	---	$53,045 (6)	$81,072 (7)	$15,186	$520,363
Principal Financial	2012	$202,000	$53,045	---	---	$76,154 (5)	$68,035 (7)	$14,536	$413,770
Officer, Senior Vice	2011	$202,000	$76,154	$5,780 (2)	---	$12,600 (4)	$63,594 (7)	$16,960	$377,088
President, Chief
Financial Officer, and
Corporate Secretary
John C. Corbett,	2013	$305,500	$81,164	$12,900 (8)	---	$78,254 (6)	$74,620 (7)	$20,977	$573,415
Executive Vice President and	2012	$292,000	$78,254	$7,000 (8)	---	$120,335 (5)	$69,044 (7)	$20,069	$586,702
Subsidiary Bank President	2011	$279,583	$120,335	---	---	$66,855 (4)	$60,374 (7)	$18,758	$545,905
and Chief Executive
Officer (CenterState
Bank of Florida, N.A.)
Stephen D. Young,	2013	$200,000	$34,518	---	---	$39,127 (6)	$39,003 (7)	$14,204	$326,852
Treasurer and	2012	$187,500	$39,127	---	---	$58,062 (5)	$36,048 (7)	$13,237	$333,974
Subsidiary Bank Executive	2011	$180,000	$58,062	---	---	---	$31,545 (7)	$14,075	$283,682
Vice President (CenterState
Bank of Florida, N.A.)
Daniel E. Bockhorst,	2013	$187,500	$31,992	$51,100 (2)	---	$25,710 (6)	---	$18,500	$314,802
Chief Risk Officer and	2012	$182,500	$25,710	$33,550 (3)	$15,100 (1)	$39,726 (5)	---	$18,300	$314,886
Subsidiary Bank Executive	2011	$180,000	$39,726	---	---	---	---	$18,200	$237,926
Vice President (CenterState
Bank of Florida, N.A.)

(1) Represents the estimated fair value of incentive stock options awarded as of the grant date. The grant date is June 21, 2012, the exercise price is $6.71 per share, the term is ten years and the vesting period is over nine years.

(2) Restricted stock grants that vest over a period of five years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(3) Restricted stock grant that vest over a period of ten years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by NASDAQ on the close of business on the date of grant, pursuant to ASC Topic 718.

(4) Represents a portion of 2010’s incentive performance bonus that is a potential cash payment to be paid in two years from the end of the performance year subject to meeting certain future credit related metrics. The amount is reported as 2011 compensation because it’s accounted for under ASC Topic 718, due to the change in value being based on the Company’s stock price and thus is reported in the year granted versus the year earned.

(5) Represents a portion of 2011’s incentive performance bonus that is a potential cash payment to be paid in two years from the end of the performance year subject to meeting certain future credit related metrics. It is also subject to certain claw back provisions. The amount is reported as 2012 compensation because it’s accounted for under ASC Topic 718, due to the change in value being based on the Company’s stock price and thus is reported in the year granted versus the year earned.

(6) Represents a portion of 2012’s incentive performance bonus that is a potential cash payment to be paid in two years from the end of the performance year subject to meeting certain future credit related metrics. It is also subject to certain claw back provisions. The amount is reported as 2013 compensation because it’s accounted for under ASC Topic 718, due to the change in value being based on the Company’s stock price and thus is reported in the year granted versus the year earned.

(7) Represents the change in the accrual balance relating to Supplemental Executive Retirement Plans (“SERPs”) entered into between the Company and the executive listed above.

(8) Director fees paid in stock.

Subsidiary Table – All Other Compensation

name of SEO	year	Company contributions to 401(K) Plan (1)	country club dues	Director fees (paid in cash)	disability insurance payments (2)	all other (3)	Total
Ernest S. Pinner	2013	$10,200	$12,744	---	---	$1,599	$24,543
	2012	$10,000	$7,680	$7,950	---	$1,531	$27,161
	2011	$ 7,272	$6,851	$13,650	---	$1,467	$29,240
James J. Antal	2013	$ 8,700	---	---	$4,864	$1,622	$15,186
	2012	$ 8,080	---	---	$4,864	$1,592	$14,536
	2011	$ 8,080	$2,454	---	$4,864	$1,562	$16,960
John C. Corbett	2013	$10,200	$3,739	---	$5,866	$1,172	$20,977
	2012	$10,000	$3,828	---	$5,072	$1,169	$20,069
	2011	$ 9,753	$3,163	---	$4,677	$1,165	$18,758
Stephen D. Young	2013	$ 7,421	$2,810	---	$2,860	$1,113	$14,204
	2012	$ 7,175	$2,214	---	$2,737	$1,111	$13,237
	2011	$ 7,200	$3,240	---	$2,525	$1,110	$14,075
Daniel E. Bockhorst	2013	$ 7,500	---	---	---	$11,000	$18,500
	2012	$ 7,300	---	---	---	$11,000	$18,300
	2011	$ 7,200	---	---	---	$11,000	$18,200

(1) The Company matches employee contributions up to 4% of qualifying compensation for substantially all of its employees.

(2) The Company has made cash payments to certain executives related to long term disability insurance pursuant to the terms of the executive’s employment agreement.

(3) Included in this category are certain contributions paid by the Company to the employee’s H.S.A. health insurance account and the imputed value of certain BOLI split dollar agreements. In the case of Mr. Bockhorst, it includes a partial forgiveness of a $50,000 loan which is forgiven over a five year period at a rate of $10,000 per year subject to his continued employment with the Company.

For 2013, salary and bonus comprised the following percentage of total compensation for each or our named executives as listed below.

2013 salary and bonus as a percentage of total compensation
	combined salary and bonus	as percentage of total compensation
Ernest S. Pinner	$ 459,741	52%
James J. Antal	$ 268,860	52%
John C. Corbett	$ 386,664	67%
Stephen D. Young	$ 234,518	72%
Daniel E. Bockhorst	$ 219,492	70%

Grants of Plan-Based Awards

We did not grant plan-based awards to any of the named executives during 2013 or in prior years. Both the cash incentive plan and any stock awards are ultimately made on a discretionary basis. Our named executives received restricted stock grants and incentive stock option grants during 2013 and in years prior to 2013, but they were not plan-based. These grants were awarded at the discretion of the Compensation Committee and/or the Board of Directors. Some of our SEO’s 2011, 2012 and 2013 cash bonus payments were partially deferred for a period of two years. These potential deferred payments are subject to certain future credit metrics, and could possibly be reduced to zero. These deferred payments were included in the Summary Compensation Table above, and described in notes 4, 5 and 6 to that table.

There were no incentive stock option grants awarded to our named executives during 2013. Restricted stock grants were awarded to two of our named executives during 2013 and are listed in the table below.

Grants of Plan-Based Awards Table

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James J. Antal	7/18/13	---	---	---	---	---	---	10,000	---	$10.22	$102,200
Daniel E. Bockhorst	7/18/13	---	---	---	---	---	---	5,000	---	$10.22	$ 51,100

Outstanding Equity Awards at December 31, 2013

The table below identifies each incentive stock option award and restricted stock award granted to the named executives that remains outstanding at December 31, 2013. Pursuant to our 2013 Incentive Equity Incentive Plan (“2013 Plan”), our Compensation Committee and/or Board of Directors may award incentive stock option grants (“ISOs”) or Restricted Stock Awards (“RSAs”) to employees at their discretion. Options issued pursuant to our 2013 Plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by NASDAQ, is used to determine market value. Each award granted prior to April 24, 2007 has a ten year term and vests 25% at the date of grant and 25% each year thereafter (i.e. 100% vested in three years). Awards granted pursuant to our earlier 2007 Equity Incentive Plan (which was replaced by the 2013 Plan) also have ten year terms, with various vesting periods ranging from three to nine years. Unexercised stock options terminate upon the termination of employment, except for death, disability, change of control, or normal retirement. Unvested restricted stock awards terminate upon termination of employment, except for death, disability or change of control. We do not have any pre-determined dates, schedules, procedures or policies for granting equity based compensation awards. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

Outstanding Equity Awards at December 31, 2013

	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($#)
Name	exercisable	unexercisable
Ernest S. Pinner	200,000	---	---	$15.50	12/14/14	---	---	---	---
	26,000	---	---	$15.16	02/05/18	---	---	---	---
James J. Antal	20,000	---	---	$15.50	12/14/14	---	---	---	---
	15,000	15,000 (1)	---	$15.16	02/05/18	---	---	---	---
	20,000	---	---	$15.87	12/09/18	---	---	---	---
	---	---	---	---	---	5,716 (3)	$58,017 (2)	---	---
	---	---	---	---	---	600 (5)	$6,090 (2)	---	---
	---	---	---	---	---	10,000 (8)	$101,500 (2)	---	---
John C. Corbett	17,500	17,500 (1)	---	$15.16	02/05/18	---	---	---	---
	5,000	5,000 (1)	---	$13.40	04/29/18	---	---	---	---
	---	---	---	---	---	42,000 (4)	$426,300 (2)	---	---
Stephen D. Young	10,000	10,000 (1)	---	$15.16	02/05/18	---	---	---	---
	7,500	17,500 (1)	---	$10.92	02/02/20	---	---	---	---
	---	---	---	---	---	35,000 (4)	$355,250 (2)	---	---
Daniel E. Bockhorst	---	---	---	---	---	2,000 (6)	$20,300 (2)	---	---
	500	4,500 (1)	---	$6.71	06/21/22	---	---	---	---
	---	---	---	---	---	4,500 (7)	$45,675 (2)	---	---
	---	---	---	---	---	5,000 (8)	$50,750 (2)	---	---

(1)	These options vest and are exercisable at a rate of 10% per year during the first eight years and 20% during the ninth year.
(2)	Market value is based on the closing price of the Company common stock at December 31, 2013 ($10.15) times the number of unvested restricted shares.

(3)	These are restricted stock grants awarded on February 2, 2010 and are exercisable over a seven year period from the grant date.
(4)	These are restricted stock grants awarded on February 2, 2010 and are exercisable over a ten year period from the grant date.
(5)	These are restricted stock grants awarded on August 15, 2011 and are exercisable over a five year period from the grant date at a rate of 200 shares per year.
(6)	These are restricted stock grants awarded on May 10, 2010 and are exercisable over a five year period from the grant date at a rate of 1,000 shares per year.
(7)	These are restricted stock grants awarded on June 21, 2012 and are exercisable over a ten year period from the grant date at a rate of 500 shares per year.
(8)	These are restricted stock grants awarded on July 18, 2013 and are exercisable over a five year period from the grant date.

Option Exercises and Stock Vested

Stock awards acquired on vesting and stock options exercised by our named executives during 2013 are listed in the table below.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernest S. Pinner	---	---	---	---
James J. Antal	356	$3,603	1,628	$14,763
John C. Corbett	1,028	$10,403	6,000	$53,760
Stephen D. Young	---	---	5,400	$48,004
Daniel E. Bockhorst	---	---	1,500	$12,910

Stock Option Plans

On April 25, 2013, our shareholders approved the CenterState 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan replaced the 2007 Plan discussed below. The 2013 Plan authorizes the issuance of up to 1,600,000 shares of the Company common stock. Of this amount, 1,525,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 75,000 shares allocated to directors. During 2013, we granted employee incentive stock options for 3,000 shares, with a weighted average exercise price of $10.22 per share, pursuant to this plan. Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant and vesting occurs over a nine year period. In addition to incentive stock options, we also granted 59,000 shares of restricted stock awards (“RSAs”), with an average fair value of $10.24 per share, pursuant to the 2013 Plan during 2013. The RSAs vest within a range of five to ten years.

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan replaced the 1999 Plan discussed below. The 2007 Plan authorizes the issuance of up to 1,350,000 shares of the Company common stock. Of this amount, 1,250,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 100,000 shares are allocated to directors. During 2013, we did not grant any employee incentive stock options pursuant to this Plan. We granted 500 shares of restricted stock awards (“RSAs”), with an average fair value of $8.48 per share, pursuant to the 2007 Plan during 2013. The RSAs awarded in 2013 pursuant to this Plan vest over a three year period. Our Board of Directors also approved freezing our 2007 Plan, whereby no additional future grants and/or awards will be issued pursuant to this Plan effective with our shareholder approval of the 2013 Plan.

In 1999, the Company authorized 730,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. Options became 25% vested immediately as of the grant date and continued to vest at a rate of 25% on each anniversary date thereafter until fully vested. There were no stock options granted pursuant to the 1999 Plan subsequent to December 31, 2006. The 2007 Plan, discussed above, replaced the 1999 Plan. At December 31, 2013 there were 265,500 stock options outstanding which were granted pursuant to the 1999 Plan, all of which are currently exercisable. No future stock options will be granted from this Plan.

In addition to the 1999 Plan, the Company assumed and converted the stock option plans of its acquired subsidiary banks consistent with the terms and conditions of their respective merger agreements. These options are all vested and exercisable. At December 31, 2013, they represented exercisable options for 66,642 shares of the Company’s common stock.

All of our equity compensation plans have been approved by our shareholders. A summary of the status of our stock option plans at December 31, 2013 is presented below:

	December 31, 2013
	Number	Weighted Average Exercise Price
Stock Options
Options outstanding at January 1, 2013	1,158,646	$13.64
Granted	3,000	$10.22
Exercised	(1,714)	$8.90
Forfeited	(86,216)	$11.22

Options outstanding at December 31, 2013	1,073,716	$13.83

Options exercisable at December 31, 2013	701,156	$14.68

Weighted average fair value of options granted during the period per share	$4.91

Weighted average remaining contractual term of total options outstanding	3.7 years

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
Officer and employee stock option plan (1999 Plan) and assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	320,716	$15.25	---
2007 Equity Incentive Plan	750,000	13.24	---	(1)
2013 Equity Incentive Plan	3,000	10.22	1,535,549	(2)
Equity compensation plans not approved by shareholders:	---	---	---
Total	1,073,716	$13.64	1,535.549

(1)	Excludes 181,341 shares of restricted stock awards previously granted pursuant to the 2007 Equity Incentive Plan and unissued as of December 31, 2013.
(2)	Also excludes 59,000 shares of restricted stock awards granted during 2013 pursuant to the 2013 Equity Incentive Plan and unissued as of December 31, 2013.

Pension Benefits

The Company has entered into Supplemental Executive Retirement Plans (“SERP”) with certain of its executive officers. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young and 20% in the case of Mr. Antal.

Summary of Mr. Pinner’s SERP agreement:

On December 30, 2008, the Company entered into a SERP agreement with Mr. Pinner. Pursuant to the terms of the SERP, upon normal retirement date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in 12 consecutive monthly payments for a period of fifteen years commencing within thirty days subsequent to his defined normal retirement date. Mr. Pinner is vested 100% in the current accrual balance, which is $1,366,187 at December 31, 2013. Mr. Pinner commenced receiving these monthly payments in January 2014. If a change of control occurs the Company will cease future monthly payments and make a lump sum cash payment to Mr. Pinner equal to the present value of all remaining payments previously entitled to him.

Summary of SERP agreements with Messrs. Corbett, Young and Antal:

On July 13, 2010, the Company entered into SERP agreements with Messrs. Corbett, Young and Antal. Pursuant to the terms of the SERP agreements, upon normal retirement date, defined as age 65, Messrs. Corbett, Young and Antal will be entitled to 35%, 35% and 20%, respectively, of their Final Pay. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. Based on the assumptions summarized below, the expected annual benefits Messrs. Corbett, Young and Antal could be entitled to receive starting at age 65 is approximately $346,627, $368,726, and $50,403, respectively. The annual benefit payments will be paid for the life of the executive with an eighteen year certain payment. In the case of Messrs. Corbett and Young, the expected annual benefit payment that they are expected to receive at age 65 will increase by 3.25% each year thereafter.

Assumptions used to arrive at estimated annual benefits at age 65 include using an annual discount rate of 6% and projecting the estimated Final Pay by using annual average projected salary increases of 6.25%, 6.25% and 4.00% for Messrs. Corbett, Young and Antal, respectively.

Early Retirement: An executive can elect early retirement at age 55 or older if the executive has at least 15 years of service. Upon early retirement, the annual benefit will be reduced based on the accrual balance as of the month end prior to separation from service.

Early Voluntary Termination: If early voluntary termination occurs, the benefit payable is the accrual balance determined as of the end of the month preceding separation from service subject to vesting. The executive is 0% vested in his accrual balance until December 30, 2014. Starting at December 31, 2014, the executive is 50% vested in his accrual balance and will become 100% vested in his accrual balance on December 31, 2019.

Early Involuntary Termination: If early involuntary termination occurs the benefit is 100% of the accrual balance determined as of the end of the month preceding separation from service plus the projected accruals for the next 60 months following separation from service for the first five years of the plan. Beginning with the sixth plan year the benefit amount will equal the projected accrual balance as of the end of the tenth plan year. During the eleventh plan year and beyond, the benefit amount will equal the accrual balance as of the end of the month preceding separation from service.

Disability Benefit: If the executive becomes disabled prior to normal retirement, the benefit is 100% of the Accrual Balance determined as of the end of the month preceding such disability.

Change in Control Benefit: If a change in control occurs prior to normal retirement age, the benefit will be the present value determined as of the date of the change in control, using a 6% discount rate, of the present value, also using a 6% discount rate, of the eighteen year stream of payments of the projected benefit at normal retirement age.

Based on assumptions discussed above, the table below summarizes the annual projected normal retirement benefit at commencement for our named executives.

	commencement date	projected annual retirement benefit at commencement
Ernest S. Pinner	12/15/13	$150,000
John C. Corbett	11/15/33	$346,627
James J. Antal	12/2/16	$50,403
Stephen D. Young	3/2/41	$368,726

The SERP Agreements for Messrs. Pinner, Corbett, Antal and Young can be located on Form 8-K Exhibit 10-1 filed on December 31, 2008, Form 8-K Exhibits 10.1 and 10.2 filed on July 14, 2010, and Form 10-K Exhibit 10.8 filed on March 7, 2011, respectively.

2013 Pension Table

Name	Plan Name	number of years credited service	present value of accumulated benefit	payments during last fiscal year
Ernest S. Pinner	SERP agreement 12/30/08	14	$1,366,187	---
John C. Corbett	SERP agreement 7/14/10	14	$230,733	---
James J. Antal	SERP agreement 7/14/10	14	$243,033	---
Stephen D. Young	SERP agreement 7/14/10	11	$121,923	---

Potential Payments upon Termination or Change in Control

The Company has previously entered into employment agreements (“Agreement(s)”) with Messrs. Pinner, Corbett, Antal and Young. Mr. Corbett’s and Mr. Antal’s Agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s Agreement was filed as Exhibit 10.10 to our Form 10-K filed March 7, 2011. Mr. Pinner’s Agreement was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011.

The Company entered into a Change in Control, Severance, and Non-Compete Agreement with Mr. Bockhorst on July 26, 2012, which was filed as Exhibit 10.1 to our Form 8-K filed July 27, 2012.

For additional information on severance and change in control payments to which the executives are entitled, see “Compensation, Discussion and Analysis – Compensation Components.”

The following table summarizes the payments that would have been made to our named SEOs at December 31, 2013 pursuant to their Agreements and under the circumstances indicated.

2013 Potential Payments upon Termination or Change in Control Table

Executive Benefits and Payments upon Termination	Voluntary with good reason	Voluntary	Involuntary without cause	Involuntary for cause	CIC	Death	Disability
Ernest S. Pinner
Salary	$879,186	---	$879,186	---	$1,098,983	---	---
SERP	$1,366,187	$1,366,187	$1,366,187	$1,366,187	$1,366,187	$1,366,187	$1,366,187
Deferred incentive bonus payments (3)	---	---	---	---	$315,090	---	---
BOLI split dollar agreement	---	---	---	---	---	$210,082	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$528,376	---	---
John C. Corbett
Salary	$463,008	---	$ 463,008	---	$1,389,024	---	---
SERP	---	---	$ 761,903	---	$1,561,647	$230,733	$230,733
Deferred incentive bonus payments (3)	---	---	---	---	$198,589	---	---
BOLI split dollar agreement	---	---	---	---	---	$78,516	---
Restricted stock grants (1)	---	---	---	---	$426,300	---	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$1,578,672	---	---
James J. Antal
Salary	$266,944	---	$ 266,944	---	$667,360	---	---
SERP	---	---	$ 579,040	---	$483,872	$ 243,033	$243,033
Deferred incentive bonus payments (3)	---	---	---	---	$129,199	---	---
BOLI split dollar agreement	---	---	---	---	---	$ 77,311	---
Restricted stock grants (1)	---	---	---	---	$165,607	---	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$436,849	---	---
Stephen D. Young
Salary	$283,685	---	$283,682	---	$851,055	---	---
SERP	---	---	$399,361	---	$1,071,051	$ 121,923	$121,923
Deferred incentive bonus payments (3)	---	---	---	---	$97,189	---	---
BOLI split dollar agreement	---	---	---	---	---	$ 71,436	---
Restricted stock grants (1)	---	---	---	---	$355,250	---	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$1,043,562	---	---
Daniel E. Bockhorst
Salary	---	---	---	---	$190,000	---	---
Deferred incentive bonus payments (3)	---	---	---	---	$65,436	---	---
Unvested incentive stock options (2)	---	---	---	---	$15,480	---	---
Restricted stock grants (1)	---	---	---	---	$116,725	---	---

note 1:	Acceleration of vesting related to restricted stock grants. Value used in the table above is equal to the amount of unvested restricted shares at December 31, 2013 times $10.15 per share, the market value of the Company’s common stock at December 31, 2013 as reported by NASDAQ.
note 2:	Acceleration of in the money unvested incentive stock options. The value used in the table above is equal to the amount of unvested in the money incentive stock options multiplied by the excess of market value over the exercise price. The market value of the Common’s common stock at December 31, 2013 was $10.15 per share as reported by NASDAQ.
note 3:	Although there is no contractual obligation to do so, it is likely that our Compensation Committee would accelerate deferred incentive bonus payments if there was a change in control.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee (the “Committee”) reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

In addition, the Committee reviewed with the senior risk officer the incentive compensation arrangements (collectively the “incentive plans”) of the named SEOs, employee groups and any individual employees and made all reasonable efforts to ensure that incentive plans are balanced with respect to risk to both the Company and our subsidiary Bank and, specifically, do not encourage the SEOs, any employee or employee group to take unnecessary and excessive risks that threaten the value of CenterState

The Committee is composed of four members, each of whom is an independent director under NASDAQ rules. The members are Messrs. Greene (Chairman), Oakley, Snively and Blanchard. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, the Board appoints committee members to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Chairman of the Board, who is also the President and Chief Executive Officer, generally attends the Committee meetings and helps facilitate the process. However, he does not have a vote and is not present during executive sessions.

The Committee has adopted a Charter (“Compensation Committee Charter”) which was approved by the Company’s Board of Directors. A copy of the Compensation Committee Charter is included on the Company’s website at www.centerstatebanks.com under Investor Relations / Governance Documents. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2013, the Committee held seven meetings in person and three by telephone. The Committee’s authority and responsibilities are as follows:

In general, our Board of Directors has established the Compensation Committee to, among other duties: (1) approve aggregate bonus payments for our Company; (2) review and approve the compensation of our named SEOs based on recommendations of our CEO; (3) evaluate the performance and determine the compensation of our CEO; (4) review and evaluate all incentive compensation arrangements within the Company to ensure that they are balanced from an overall risk perspective; and (5) review, evaluate and either approve or submit to the full Board of Directors for approval any other material aspect of compensation from a Company perspective that arises during the course of a given fiscal year.

Compensation Committee

Griffin A. Greene, Chairman

Thomas E. Oakley

Joshua A. Snively

G. Robert Blanchard, Jr.

DIRECTOR COMPENSATION

We currently have 13 directors, two of whom are also named executive officers. Mr. Pinner is our Principal Executive Officer, President and CEO and Mr. Corbett is our Executive Vice President and is also the President and CEO of our subsidiary bank. Mr. Pinner is also the Chairman of our Board of Directors. Effective April 1, 2010, Mr. Pinner began to receive customary director fees. Effective July 1, 2012 Messrs. Pinner and Corbett began receiving customary board fees for meetings attended, paid in the Company’s common stock at the end of the calendar year, but no other board or committee fees. The remaining directors receive annual retainer fees of $16,000 ($4,000 per quarter) paid at the end of the calendar year and received fees for attending board meetings and for committee meetings for 2013 as listed below.

Board of Director fees

Each director received a fee of $800 for each meeting attended and received a fee of $300 for any telephonic meeting in which they participated in addition to retainer fees of $4,000 per quarter. Retainer fees are payable at the end of each calendar year. Mr. Pinner and Mr. Corbett receive board fees for meetings attended (but not retainer fees), paid at the end of the calendar year in the form of Company stock.

Audit Committee fees

Members of our Audit Committee, except for Mr. Nunez, the committee chairman and our designated “financial expert” pursuant to the Sarbanes-Oxley Act of 2002, each received a fee of $800 per meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, they received a fee of $400 for each meeting attended. Each member also received a fee of $350 for each telephonic meeting in which they participated. In addition, each Committee member received a quarterly retainer fee of $2,000, except for Mr. Nunez who received a quarterly retainer fee of $8,000.

Compensation Committee fees

Members of our Compensation Committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated. The chairman of our Compensation Committee also received an annual retainer fee of $2,000.

Nominating Committee fees

Members of our Nominating Committee each received a fee of $400 for each meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $250 for each telephonic meeting in which they participated. The chairman of our Nominating Committee also received an annual retainer fee of $1,500.

Other Director fees

All of our directors are also directors of our subsidiary bank. Directors of our subsidiary bank also received board of director fees for serving on that bank’s board of directors and/or board of director committees. Total board of director fees, including committee fees and bank board fees paid to all directors who served anytime during 2013 totaled $369,400 and are included in the DIRECTOR COMPENSATION TABLE below.

Director Stock ownership requirements

At least 50% of director fees will be paid in the Company’s common stock up until the time the director owns Company common stock in an amount of at least three times the director’s annual director compensation (i.e. fees). In addition, effective April 26, 2015, each director is required to own Company common stock in the amount of at least two times the director’s annual director compensation.

Our Board of Directors held nine meetings during 2013. Six were in person and three by telephone. Each incumbent director attended at least 75% of our aggregate Board of Director and committee meetings held during the period for which he has been a director, except for Mr. Snively who attended 63%. The tables below summarize the number of board meetings and principal committee meetings held during 2013 and the attendance record of each of our directors. Messrs. Ciferri and Richey commenced serving as directors in 2014.

Board of Directors Meetings

	number of meetings held			number of meetings attended
Board of Directors	in person	by telephone	total	in person	by telephone	total
Ernest S. Pinner (chairman)	6	3	9	6	3	9
James H. Bingham	6	3	9	6	3	9
G. Robert Blanchard, Jr.	6	3	9	6	3	9
C. Dennis Carlton	6	3	9	6	2	8
John C. Corbett	6	3	9	6	3	9
Griffin A. Greene	6	3	9	6	3	9
Charles W. McPherson	6	3	9	6	3	9
G. Tierso Nunez, II	6	3	9	6	3	9
Thomas E. Oakley	6	3	9	4	3	7
William K. Pou, Jr.	6	3	9	6	2	8
Joshua A. Snively	6	3	9	3	2	5

Audit Committee Meetings

Audit Committee members	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	total
G. Tierso Nunez, II (chairman)	6	4	10	6	4	10
G. Robert Blanchard, Jr.	6	4	10	5	4	9
Griffin A. Greene	6	4	10	6	3	9
William K. Pou, Jr.	6	4	10	6	4	10

Compensation Committee Meetings

Compensation Committee members	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	total
Griffin A. Greene (chairman)	4	3	7	4	3	7
G. Robert Blanchard, Jr.	4	3	7	4	2	6
Thomas E. Oakley	4	3	7	4	3	7
Joshua A. Snively	4	3	7	2	3	5

Nominating Committee Meetings

Nominating Committee members	number of meetings held			number of meetings attended
	in person	by telephone	total	in person	by telephone	total
Thomas E. Oakley (chairman)	1	---	1	1	---	1
C. Dennis Carlton	1	---	1	1	---	1
Charles W. McPherson	1	---	1	1	---	1

Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-Equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
James H. Bingham	$35,050	---	---	---	---	---	$35,050
G. Robert Blanchard, Jr.	$35,200	---	---	---	---	---	$35,200
C. Dennis Carlton	$33,800	---	---	---	---	---	$33,800
Griffin A. Greene	$38,300	---	---	---	---	---	$38,300
Charles W. McPherson	$22,600	$18,600	---	---	---	---	$41,200
G. Tierso Nunez II	$62,700	---	---	---	---	---	$62,700
Thomas E. Oakley	$35,850	---	---	---	---	---	$35,850
William Knox Pou, Jr.	$32,800	---	---	---	---	---	$32,800
Joshua A. Snively	$28,700	---	---	---	---	---	$28,700

Our non-employee Director compensation for 2013 is shown above in the Director Compensation Table. Messrs. Ciferri and Richey commenced serving as directors in 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Greene, Oakley, Snively and Blanchard, each of whom is an independent director under the NASDAQ rules. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity which has an executive officer or director serving as a member of the Company’s Compensation Committee or Board of Directors. In addition, no executive officer of the Company served as a member of the compensation committee or board of directors of another entity, where one of the executive officers also served on the Compensation Committee or the Board of Directors of the Company.

CERTAIN RELATED TRANSACTIONS

Our subsidiary bank has outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectability or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $25,000 when aggregated with all similar transactions, or (iii) loans made by our subsidiary bank in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending bank, and not involving more than a normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

A copy of this policy is included on our website at www.centerstatebanks.com. All related party transactions in 2013 which were required to be reported in this Proxy Statement were approved by either the Audit Committee, the Board of Directors or the Board of Directors of our subsidiary bank.

The Company has paid real estate commissions to Director Bingham, or a Company he controls, related to the sale of various pieces of bank owned real estate. Total fees for year 2013 were less than $25,000 and not considered material by the Board of Directors.

NOMINATING COMMITTEE

We have established a Nominating Committee of the Board of Directors consisting of Directors Oakley (Chairman), Carlton and McPherson, each of whom is an independent director as defined under the NASDAQ rules. The Committee held one meeting during 2013. The Nominating Committee operates pursuant to a written charter that has the exclusive right to recommend candidates for election as directors to the Board. A copy of this charter is included on the Company’s website at www.centerstatebanks.com. We do not have a formal diversity policy. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on Company matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The Nominating Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President at our principal executive office not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 42745 U.S. Highway 27, Davenport, Florida 33837, attention: President and Chief Executive Officer. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which consists of Directors Nunez, Greene, Pou and Blanchard each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and as defined under the rules of the Financial Industry Regulatory Authority. Mr. Nunez is the chairman of the Committee and has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act of 2002. The board of directors has deemed Mr. Nunez to meet the criteria for a “financial expert” as defined by the Sarbanes-Oxley Act of 2002, which basically is limited to those who have prepared or audited comparable company financial statements. The Committee held ten meetings during 2013. The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this Audit Committee charter and the Company’s pre-approval policy for audit and non-audit services are included in the Company’s website at www.centerstatebanks.com.

The responsibilities of the Audit Committee include recommending to the Board an auditing firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2013 was compatible with applicable independence standards.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2013. First, the Audit Committee discussed with our independent auditors, those matters the auditors communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2013.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee

G. Tierso Nunez II, Chairman

G. Robert Blanchard, Jr.

Griffin A. Green

William Knox Pou, Jr.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these Proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, an advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. For 2013, the principal compensation components for our executive officers were: base salary, annual bonus, and equity-based incentive compensation. Please read the section entitled “Compensation Discussion and Analysis” for additional information about our executive compensation programs, including information about the 2013 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

This “say-on-pay” vote is advisory, and therefore is not binding on CenterState, the Compensation Committee or our Board of Directors. The shareholder vote does not create or imply any change to the fiduciary duties of our Board of Directors, create or imply any additional fiduciary duties for our Board of Directors, and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

The board of directors unanimously recommends a vote “FOR” the approval of the resolution above, relating to the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014. Crowe Horwath LLP has audited our consolidated financial statements for the three year period ending December 31, 2013. While we are not required to do so, we are submitting the appointment of Crowe Horwath LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. We anticipate that a representative of Crowe Horwath LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe Horwath LLP to serve as the independent registered public accounting firm for the year ending December 31, 2014.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe Horwath LLP for 2013 and 2012.

	2013	2012
Audit fees	$430,000	$385,000
Audit-related fees	226,000	264,000
Tax fees	---	---

Subtotal	656,000	649,000
All other fees	---	---

Total fees	$656,000	$649,000

Services Provided by Crowe Horwath LLP

All services rendered by Crowe Horwath LLP in 2013 and 2012 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. Pursuant to SEC rules, the fees paid to Crowe Horwath for services are disclosed in the table above under the categories listed below.

1)	Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. These fees were for services performed related to audit and SEC related requirements pursuant to several acquisitions and potential acquisitions considered by the Company and other related services all of which were approved by the Audit Committee.

3)	Tax Fees – These are fees for professional services performed by Crowe Horwath with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. No such services were performed in 2013 or 2012.

4)	All Other Fees – These are fees for other permissible work performed by Crowe Horwath that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe Horwath, the auditors of our consolidated financial statements.

Pre-Approval Policies and Procedures

The Audit Committee has implemented procedures under an Audit Committee Pre-Approval Policy of Audit and Non-Audit Services to insure that all audit and permitted non-audit services provided to the Company are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant or specific audit and non-audit services, within approved monitoring limits. If a proposed service has not been pre-approved pursuant to the policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by the Company’s independent accountant. Any pre-approved service exceeding the pre-approved monitoring limits requires specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the 2015 Annual Meeting of Shareholders should submit his or her proposal so that it is received by us at our principal executive office on or before December 1, 2014. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2013, all Section 16(a) filings applicable to our officers and directors were complied within a timely fashion, except for Mr. Bockhorst, who filed one Form 4, related to a stock grant, late by 24 days, due to an oversight.

OTHER INFORMATION

Proxy Solicitation

The cost of soliciting proxies for the Annual Meeting will be paid by us. In addition to solicitation by use of the mail, proxies may be solicited by our directors, officers, and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made to furnish copies of proxy materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of CenterState common stock. Such persons will be paid for reasonable expenses incurred in connection with such services.

Miscellaneous

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2013, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, FL 33837, Attention: James J. Antal.

CENTERSTATE BANKS, INC.

Annual Meeting of Shareholders

April 24, 2014 10:00 AM

This proxy is solicited by the Board of Directors

CenterState Banks, Inc.

The undersigned hereby appoints Daniel E. Bockhorst and J. Wayne Stewart, or either of them with individual power of substitution, proxies to vote all shares of the common stock of CenterState Banks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 24, 2014 beginning at 10:00 a.m., and at any adjournment thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED OR PROVDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR TELEPHONE.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	Election of Directors

The Board of Directors recommends you vote FOR the election of the following nominees	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

01	James H. Bingham	02	G. Robert Blanchard, JR 03 C. Dennis Carlton 04 John C. Corbett
05	Griffin A. Greene	06	Charles W. McPherson 07 G. Tierso Nunez II 08 Thomas E. Oakley
09	Ernest S. Pinner	10	William K. Pou, JR 11 Joshua A. Snively 12 Michael F. Ciferri
13	Daniel R. Richey

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2.	Approval of the advisory resolution to approve the compensation of our named executive officers.		☐	☐	☐

3.	Approval of the proposal to ratify the appointment of the independent registered public accounting firm.		☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owner)	Date